As filed with the Securities and Exchange Commission on October 31, 2018

Registration No. 333- __________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
 ________________________________________________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
 ________________________________________________________

Danaher Corporation
(Exact name of registrant as specified in its charter)

Delaware	59-1995548
(State of Incorporation)	(I.R.S. Employer Identification number)

2200 Pennsylvania Avenue, N.W., Suite 800W Washington, D.C.	20037-1701
(Address of Principal Executive Offices)	(Zip Code)
 ________________________________________________________

DANAHER CORPORATION DEFERRED COMPENSATION PLAN
(Full title of the plan)
 ________________________________________________________

James F. O’Reilly
Vice President, Associate General Counsel and Secretary
2200 Pennsylvania Avenue, N.W., Suite 800W
Washington, D.C. 20037-1701
(202) 828-0850

(Name, address and telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.     ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Danaher Corporation Common Stock, par value $0.01 per share (“Common Stock”)(1)	2,000,000(3)	$97.01(4)	$194,020,000(4)	$23,516
Deferred Compensation Obligations(2)	$300,000,000(5)	100%	$300,000,000(5)	$36,360

(1)	Represents shares of Common Stock to be distributed by Danaher Corporation (the “Registrant”) pursuant to its obligations under the Danaher Corporation Deferred Compensation Plan (the “Plan”).

(2)	The Deferred Compensation Obligations registered herein are unsecured obligations of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan.

(3)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers additional shares that may become issuable under the Plan by reason of certain corporate transactions or events, including any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

(4)
Determined on the basis of the average of the high and low sale price of Common Stock as reported on the NYSE on October 26, 2018 of $97.01, solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act.

(5)
Calculated pursuant to Rule 457(h) under the Securities Act, solely for the purpose of calculating the registration fee, based on an estimated amount of $300,000,000 of Deferred Compensation Obligations to be offered under the Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The Registrant is subject to the informational and reporting requirements of Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports, proxy statements and other information with the SEC. The following documents, which are on file with the SEC, are incorporated by reference into this registration statement:

(a)
The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the SEC on February 21, 2018 (including the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2018, solely to the extent incorporated into the Registrant’s Annual Report on Form 10-K);

(b)
The Registrant’s Quarterly Reports on Form 10-Q for the quarter ended March 30, 2018, filed with the SEC on April 19, 2018; the quarter ended June 29, 2018, filed with the SEC on July 19, 2018; and the quarter ended September 28, 2018, filed with the SEC on October 18, 2018;

(c)	The Registrant’s Current Reports on Form 8-K filed with the SEC on January 30, 2018; February 20, 2018; March 26, 2018; and May 10, 2018; and

(d)
The description of the Registrant’s Common Stock contained in its registration statement on Form 8-B (File No. 001-08089) filed with the SEC on November 3, 1986, and all amendments or reports filed for the purpose of updating such description.

In addition, all documents and reports filed by the Registrant subsequent to the date hereof pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered have been sold or which deregisters all securities remaining unsold (other than those furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC), shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents or reports.
Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.
Item 4. Description of Securities.
The securities being registered pursuant to the Plan represent obligations (“Obligations”) of the Registrant to pay deferred compensation in the future in accordance with the terms of the Plan, which is filed as Exhibit 4.1 to this registration statement.
The Obligations are general unsecured obligations of the Registrant subject to the claims of its general creditors. The Plan is considered unfunded for tax purposes.
Eligible employees of the Registrant (“Participants”) are entitled to elect to defer the receipt of certain salary and bonus compensation into the Plan. A Participant’s deferral election provides how much compensation shall be deferred and designates the time and form of payment of such deferrals in the future. Generally, based on the Participant’s election, deferred compensation is paid either as of a fixed date in the future or after a separation from service with the Registrant, and the deferred compensation is payable as a lump sum payment or in installment payments in cash (except as provided below). The deferrals are credited to the Participant’s account under the Plan and are credited with deemed investment returns.

The deemed investment returns for a Participant’s account are based on the returns of certain investment funds elected by the Participant. A Participant may change their deemed investment elections from time to time. Further, a Participant can elect to have deferrals deemed to be invested in shares of the Registrant’s common stock. Any dividends that would have been received had such amounts actually been invested in shares of the Registrant’s common stock will also be credited to the Participant’s account under the Plan and deemed invested in shares of the Registrant’s common stock. Once deferrals are deemed to be invested in the Registrant’s common stock, no further investment elections are available for such amounts, including deemed dividends, which will be distributed as shares of the Registrant’s common stock in accordance with Plan terms.
A Participant may designate one or more beneficiaries to receive any portion of the Obligations payable in the event of the Participant’s death.
Participants or beneficiaries generally may not anticipate, alienate, sell, transfer, assign, or otherwise dispose of any right or interest in the Plan.
The Registrant reserves the right to amend or terminate the Plan.
Item 5. Interests of Named Experts and Counsel.
The validity of the securities has been passed upon by James O’Reilly, our Vice President, Associate General Counsel and Secretary. Mr. O’Reilly beneficially owns shares of our Common Stock, restricted stock units and options to purchase shares of our Common Stock.
Item 6. Indemnification of Directors and Officers.
Section 145 of the General Corporation Law of the State of Delaware (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
Article Nine of Danaher’s Restated Certificate of Incorporation provides that Danaher will indemnify its directors and officers to the full extent authorized or permitted by law and that no director shall be personally liable for monetary damages to Danaher or its stockholders for any breach of fiduciary duty by such director as a director, except to the extent provided by applicable law (i) for any breach of the director’s duty of loyalty to Danaher or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL, or (iv) for any transaction from which such director derived an improper personal benefit. Article Eight of Danaher’s Amended and Restated By-Laws provides that Danaher will indemnify directors and officers of Danaher in non-derivative claims if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. For non-derivative claims, termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, in itself, create a presumption that the person did not act in good faith and in a manner which such person believed to be in or not opposed to the best interests of Danaher, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conducts was unlawful. For derivative claims, Article Eight of Danaher’s By-Laws provides that Danaher will indemnify directors and officers of Danaher if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Danaher; except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to Danaher unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
In addition to the above, Danaher has entered into indemnification agreements with each of its directors and executive officers. The indemnification agreements provide for substantially similar indemnification rights and provide that Danaher will agree to pay expenses in advance of the final disposition of any proceeding for which indemnification is claimed. Danaher also provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.
Item 7. Exemption from Registration Claimed.
Not applicable.

Item 8. Exhibits.

Exhibit Number	Description of Exhibit
4.1
Danaher Corporation Deferred Compensation Plan ((incorporated by reference from Exhibit 10.3 to Danaher Corporation’s Quarterly Report on Form 10-Q for the quarter ended September 28, 2018) (Commission File Number: 1-8089))

5.1	Opinion of James F. O’Reilly

5.2	Opinion of Groom Law Group

23.1	Consent of James F. O’Reilly (contained in Exhibit 5.1)

23.2	Consent of Ernst & Young LLP, an independent registered public accounting firm

23.3	Consent of Groom Law Group (contained in Exhibit 5.2)

24.1	Power of Attorney
Item 9. Undertakings.
(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on this 31st day of October, 2018.

DANAHER CORPORATION

By:	/s/ Daniel L. Comas
	Name:	Daniel L. Comas
	Title:	Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on October 31, 2018.

Signatures	Title	Date

*	President, Chief Executive Officer and Director	October 31, 2018
Thomas P. Joyce, Jr.	(Principal Executive Officer)

/s/ DANIEL L. COMAS	Executive Vice President and Chief Financial Officer	October 31, 2018
Daniel L. Comas	(Principal Financial Officer)

/s/ ROBERT S. LUTZ	Senior Vice President and Chief Accounting Officer	October 31, 2018
Robert S. Lutz	(Principal Accounting Officer)

*	Chairman of the Board	October 31, 2018
Steven M. Rales

*	Chairman of the Executive Committee	October 31, 2018
Mitchell P. Rales

*	Director	October 31, 2018
Donald J. Ehrlich

*	Director	October 31, 2018
Linda Hefner Filler

*	Director	October 31, 2018
Teri List-Stoll

*	Director	October 31, 2018
Walter G. Lohr, Jr.

*	Director	October 31, 2018
John T. Schwieters

Director
Alan G. Spoon

*	Director	October 31, 2018
Raymond C. Stevens, Ph.D

*	Director	October 31, 2018
Elias A. Zerhouni, M.D.

* This Registration Statement has been signed on behalf of the above officer and directors by James F. O’Reilly, as attorney-in-fact, pursuant to a power of attorney filed as Exhibit 24.1 to this registration statement.

DATED:	October 31, 2018	By:	/s/ James F. O'Reilly
James F. O'Reilly
Attorney-in-Fact